Ex. 99.1

TOREADOR’S CALGAN-2 WELL ENCOUNTERS OIL SHOWS;
WELL SUSPENDED UNTIL EARLY 2005

Company Sets 2005 Capital Expenditure Budget at $46.0 Million

         DALLAS, TEXAS – (December 16, 2004) – Toreador Resources Corporation (NASDAQ: TRGL) and its partner Stratic Energy Corporation report that the Calgan-2 exploratory well in south central Turkey has encountered oil shows. Additional work on the well is being suspended for technical reasons until early 2005. Toreador plans to resume operations on the Calgan-2 well after conducting a thorough analysis of the technical data. The company is studying alternatives to determine the most effective methodology to further test the reservoir’s potential.

        Electric logging, conducted after the well reached a total depth of 3,881 feet, along with cores and samples, indicated the presence of oil in the well’s primary objective, the Karabogaz limestone formation. Spudded November 10, the Calgan-2 well was drilled at a cost of less than $1.0 million. Toreador is operator and holds a 75% working interest in Calgan-2. Stratic has a 25% working interest in the well.

2005 CAPITAL EXPENDITURE BUDGET

        Toreador expects to spend approximately $46.0 million in 2005 on its exploration and development activities, primarily in Turkey, France and Romania. Previously, the company estimated 2005 capital spending would range from $16-20 million. The increase from Toreador’s previous estimate is primarily due to the accelerated appraisal and development of the South Akcakoca gas project in Turkey’s Black Sea. The company is targeting initial production from the project earlier in 2006 than originally anticipated. For reference, Toreador estimates 2004 capital expenditures will be about $16.0 million.

        Toreador intends to fund 2005 spending primarily with cash on hand and cash generated from future operations, as well as funds contributed by drilling partners or procured from external capital sources, including but not limited to debt financings and private or public equity offerings.

2005 OPERATIONAL UPDATE

Turkey

        In 2005, Toreador will allocate the majority of its capital investment, or $29.0 million, to projects in Turkey. In addition to resuming work on the Calgan-2 well, Toreador believes it will drill up to eight wells in the South Akcakoca area of the Black Sea where the company discovered natural gas last September. A $5.3 million 190-square-kilometer 3D seismic survey of the South Akcakoca area was recently completed, and the analysis of the seismic data should be finalized by early 2005. The drilling of the first well in the South Akcakoca gas basin should begin in April 2005.

        The Turkish government has awarded Toreador two additional Black Sea blocks comprising about 236,000 acres in shallow waters offshore central Turkey. The company holds a 100% working interest in the acreage and will conduct an analysis of existing technical data on the blocks.

        In 2005, Toreador expects to reprocess seismic data on its 730,000-acre Black Sea license in the Thrace region between Bulgaria and the Bosporus Straits. In 2006, the company anticipates following up with a 3D seismic survey of the area. Toreador has a 100% working interest in the license.

        Onshore Turkey, the company plans to re-enter the Boyabat-2 well in the Sinop area northeast of Ankara. Toreador operates and holds a 100% working interest in six Sinop permits.

France

        In 2005, Toreador has budgeted $10.0 million for French operating activities, including the drilling of multiple development wells in its 100%-owned fields that provide the foundation of the company’s oil production. The company also expects to drill several exploratory wells on existing permits.

        Toreador has scheduled a seven-well development program in the four-field Neocomian complex. In the Charmottes Field, the first of two horizontal development wells, the Charmottes-108, will be spudded in January. This well will immediately be followed by the drilling of a second well, the Charmottes-110. If these two wells are successful, the company could drill another 2-4 horizontal wells in the field in late 2005 and in 2006.

        The completion of the construction of expanded production facilities in the field will accommodate these two wells and the Charmottes-109 well, the first successful horizontal development well drilled in the second quarter of 2004, as well as any future successful development wells.

        During the second half of 2005, Toreador expects to drill up to six exploratory wells on its 183,000-acre Courtenay permit. A geochemical study that will supplement existing geophysical and subsurface data is nearing completion. The work will help to further identify potential well locations.

Romania

        Toreador projects it will spend $6.0 million in Romania in 2005. The funds primarily will be committed to a multi-well rehabilitation program on the 1,325-acre Fauresti Block. The company should begin the re-entry of the first of six wells by year-end. If this program is successful, two new development wells also could be drilled. Toreador anticipates re-entering a well on the Viperesti Block and will continue to gather geological and geophysical information, as well as reprocess seismic data, on both the Viperesti and Moinesti blocks.

United States

        The company's U.S. capital spending budget amounts to about $1.0 million. Toreador's goal in 2005 is to double U.S. proved reserves through continued working-interest participation in exploratory drilling ventures.

2004 GUIDANCE UPDATE

        Toreador previously announced 2004 earnings guidance that called for fully diluted earnings per share of $0.14 to $0.24 for the fourth quarter of 2004 and $2.18 to $2.28 for the full-year 2004. The company now estimates fully diluted earnings per share net of dry hole costs will be $0.24 to $0.32 for the fourth quarter of 2004 and $2.28 to $2.36 for the full-year 2004.

        The primary catalyst for the increases is Toreador’s 2004 investment in an energy software start-up company called ePsolutions (EPS) based in Austin, Texas. A private company, EPS has developed and markets software used in the deregulated energy market. Toreador has invested approximately $750,000 in EPS for a 45% ownership in the company, which could increase fourth-quarter 2004 diluted earnings per share $0.07-0.10.

        Toreador’s ownership of EPS is in line with the company’s strategy to leverage off of its core oil and gas business and make opportunistic investments in energy-related technology ventures. Toreador also has a 35% stake in EnergyNet.com, Inc., which provides the premier internet-based platform and system for individuals and companies to complete oil, gas and mineral acquisitions and divestitures.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141